Exhibit 99.1

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This discussion supersedes and replaces certain specified portions of, and is intended to be read together with, the discussion under the heading “United States Federal Income Tax Considerations” in Exhibit 99.1 to Corrections Corporation of America’s (the “Company’s”) Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2016 (the “February 26 Form 8-K Exhibit 99.1”). The discussion set forth in the February 26 Form 8-K Exhibit 99.1, which was filed with respect to Item 8.01 of Form 8-K, superseded and replaced, in its entirety, the discussion under the heading “United States Federal Income Tax Considerations” in the prospectus dated May 15, 2015, which forms part of the Registration Statement on Form S-3 (File No. 333-204234) of the Company filed with the SEC on May 15, 2015.

The following paragraph replaces the ninth bullet point under the heading “United States Federal Income Tax Considerations—Taxation of Our Company—General” in the February 26 Form 8-K Exhibit 99.1.

•	Ninth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during a specified period beginning on the date on which we acquired the asset, then we generally will be required to pay tax at the highest regular corporate tax rate on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted basis in the asset, in each case determined as of the date on which we acquired the asset. The specified period is currently five years, although recently promulgated Temporary Treasury Regulations, which expire on June 7, 2019, provide for a ten-year period for assets acquired on or after August 8, 2016. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or 1033 (an involuntary conversion) of the Code generally are excluded from the application of this built-in gains tax.

The following paragraph replaces the third paragraph under the heading “United States Federal Income Tax Considerations—Taxation of Our Company—Annual Distribution Requirements” in the February 26 Form 8-K Exhibit 99.1.

In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within a specified period following our acquisition of such asset, as described above under “—General.”

The following paragraph replaces the first paragraph under the heading “United States Federal Income Tax Considerations—Taxation of Our Company—Tax Liabilities and Attributes Inherited from Other Entities” in the February 26 Form 8-K Exhibit 99.1.

From time to time, we may acquire C corporations in transactions in which the basis of the corporations’ assets in our hands is determined by reference to the basis of the assets in the hands of the acquired corporations, or carry-over basis transactions. In the case of assets we acquire from a C corporation in a carry-over basis transaction, if we dispose of any such asset in a taxable transaction (including by deed in lieu of foreclosure) during the specified period beginning on the date of the carry-over basis transaction, as described above under “—General,” then we will be required to pay tax at the highest regular corporate tax rate on the gain recognized to the extent of the excess of

(1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date of the carry-over basis transaction. The foregoing result with respect to the recognition of gain assumes that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Any taxes we pay as a result of such gain would reduce the amount available for distribution to our stockholders.